Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90426 and 333-130880 of Pinnacle Entertainment, Inc. filed on Form S-3 and Registration Statement Nos. 333-27501, 333-31065, 333-67155, 033-63793, 333-86223, 333-31162, 333-62378, 333-60616 and 333-107081 on Form S-8 of our reports dated March 15, 2006, relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 15, 2006